Exhibit 99.1

Contact:	Karen N. Latham 630-954-2000	For Immediate Release
FEDERAL SIGNAL CORPORATION ANNOUNCES APPOINTMENT OF
PRESIDENT, SAFETY PRODUCTS GROUP
OAK BROOK, Ill., March 6, 2006 — Federal Signal Corporation (NYSE: FSS) Federal Signal Corporation announced the appointment of David R. McConnaughey, 49, as president, Safety Products Group, effective immediately. He succeeds Stephen Buck who is leaving the business to pursue other opportunities.
McConnaughey joins Federal Signal from Maytag Corporation, where he was most recently president — All-Brand Service, a $450 million leader in home appliance repair. Prior to Maytag, McConnaughey held positions of increasing responsibility at BorgWarner Corporation, Ford New Holland Americas and Nippondenso Manufacturing USA.
McConnaughey holds a Master of Management degree from Northwestern University, and a Bachelor of Arts degree from Spring Arbor College in Spring Arbor, Mich.
“We are delighted that Dave McConnaughey is joining us to lead the Safety Products Group. His extensive experience in developing and implementing lean manufacturing strategies will be an asset in the Group’s continuing work in these areas,” said Robert D. Welding, president and chief executive officer. “Additionally, I’m excited about Dave’s ability to contribute to the strategic refocusing of Federal Signal and lead Safety Products Group as we focus on organic growth.”
“We appreciate Steve Buck’s contribution during his 22 successful years with the company,” continued Welding. “His commitment to and leadership of Safety Products Group produced consistent revenue growth and strong financial results. We wish him well in his new endeavors.”
ABOUT FEDERAL SIGNAL CORPORATION
Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company’s shares are traded on the New York Stock Exchange under the symbol FSS.
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